Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Operating Results
for Fiscal 2011 Second-Quarter (Quarter Ended April 30, 2011)

Highlights

■	Second-quarter revenue of $6.8 million consistent with the second quarter of fiscal 2010
■	Second-quarter gross profit margin of 57.3% grew sequentially from 56.4% in the prior period and 52.0% in the prior-year period
■	Loss of $138,000 improved from a $559,000 loss the prior-year second quarter
■	Balance sheet remains strong with $10.0 million in cash and investments and no debt
■	Given recent management transitions, Angeion will not be holding a second-quarter investment community conference call as previously announced

ST. PAUL, Minn. — (May 26, 2011) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal second quarter ended April 30, 2011.

For the 2011 second quarter, Angeion reported revenues of $6.8 million, essentially even compared to the prior-year second quarter. Angeion incurred a net loss of ($138,000), or ($0.04) per diluted share, an improvement over the prior-year second quarter net loss of ($559,000), or ($0.13) per diluted share.

Gross margin grew from 52.0% in the prior-year second quarter to 57.3% in the current quarter due to continuing manufacturing efficiencies following right sizing actions taken in third quarter of fiscal 2010.

Sales and marketing expense increased $178,000 from the prior-year quarter, due to investments in additional staff, trade show initiatives and re-assignment of existing personnel from research and development. General and administrative expenses decreased by $114,000, principally as a result of $83,000 in reduced equity-based compensation costs. Research and development expenses decreased $158,000 from fiscal 2010 second quarter levels due to personnel re-assignments and reclassification to sales and marketing, as well as the $48,000 impact of current period capitalization of Angeion’s software-development projects which were expensed during 2010 before the projects reached technological feasibility.

Second quarter revenues from international operations declined by 9.0% to 19.4% of total revenues, versus 21.1% for the second quarter in 2010. Decreases were broadly based all across geographic regions except the Americas, which accounted for modest increases.

“While we are seeing modest improvements in some market conditions, lingering effects of the economic downturn continue to impact quarter-over-quarter results—and we experienced that in the second-quarter as revenue levels and customers continued tentative buying behaviors” said Jim Gaul, Senior Vice President Global Sales. Rob Wolf, Chief Financial Officer, stated “We were able to benefit from continuing gross margin performance improvement in manufacturing cost reductions and other expenses to produce the improved bottom line results compared to the second quarter of 2010.”

Angeion reported $373,000 in negative operating cash flow in the fiscal 2011 second quarter. This was partly due to the net loss for the period and working capital changes, offset by add-backs for depreciation, amortization and stock-based compensation. We used cash from the sale of investments to fund these requirements and to purchase property, equipment and intangible assets (including software capitalization) of $156,000. At April 30, 2011, Angeion had no debt and $10.0 million in cash and investments.

Investor Conference Call
Given recent management transitions, Angeion will not be holding an investment community conference call as previously announced.

About Angeion Corporation
 Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements
 The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our ongoing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to complete our software development initiative and migrate our MedGraphics and New Leaf platforms to a next generation technology; (6) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (7) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (8) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (9) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (10) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (11) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (12) our dependence on third-party vendors and (13) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2010.

Contact:           Robert M. Wolf, Chief Financial Officer, (651) 484-4874

-- Financials Follow --

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
April 30, 2011 and October 31, 2010
(In thousands except share and per share data)

	April 30, 2011	October 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,792	$6,943
Short-term investments	1,721	2,721
Accounts receivable, net of allowance for doubtful accounts of $66 and $100, respectively	4,907	5,221
Inventories, net of obsolescence reserve of $529 and $599, respectively	4,047	3,697
Prepaid expenses and other current assets	216	270
Total Current Assets	18,683	18,852

Noncurrent investments	484	722
Property and equipment, net of accumulated depreciation of $3,638 and $3,650, respectively	548	528
Intangible assets, net	1,227	1,279
Total Assets	$20,942	$21,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,152	$1,951
Employee compensation	1,784	2,115
Deferred income	1,670	1,522
Warranty reserve	126	175
Other current liabilities and accrued expenses	367	408
Total Current Liabilities	6,099	6,171

Long-term Liabilities:
Long-term deferred income and other	808	873
Total Liabilities	6,907	7,044
Commitments and Contingencies	—	—
Shareholders’ Equity:
Common Stock, $0.10 par value, authorized 25,000,000 shares, 3,889,621 and 3,862,113 shares issued and 3,780,160 and 3,747,454 shares outstanding in 2011 and 2010, respectively	378	375
Additional paid-in capital	20,642	20,486
Accumulated deficit	(6,993)	(6,531)
Accumulated other comprehensive income	8	7
Total Shareholders’ Equity	14,035	14,337
Total Liabilities and Shareholders’ Equity	$20,942	$21,381

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited, in thousands except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010

Revenues
Equipment and supply sales	$5,813	$5,961	$11,953	$11,751
Service revenues	987	893	1,900	1,718
	6,800	6,854	13,853	13,469
Cost of revenues
Cost of equipment and supplies	2,309	3,120	4,829	6,271
Cost of service revenue	598	171	1,150	268
	2,907	3,291	5,979	6,539

Gross margin	3,893	3,563	7,874	6,930

Operating expenses:
Selling and marketing	2,079	1,901	4,126	3,843
General and administrative	937	1,051	2,305	2,153
Research and development	902	1,060	1,663	2,099
Amortization of intangibles	105	105	210	210
	4,023	4,117	8,304	8,305

Operating loss	(130)	(554)	(430)	(1,375)
Other expense	—	—	22	—
Interest income	(2)	3	(10)	6

Loss before income taxes	(128)	(551)	(442)	(1,369)
Provision for income taxes	10	8	20	16

Net loss	$(138)	$(559)	$(462)	$(1,385)

Loss per share:
Basic	$(0.04)	$(0.13)	$(0.12)	$(0.33)
Diluted	$(0.04)	$(0.13)	$(0.12)	$(0.33)

Weighted average common shares outstanding:
Basic	3,772	4,151	3,763	4,152
Diluted	3,772	4,151	3,763	4,152

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended April 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(462)	$(1,385)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	339	392
Stock-based compensation	107	424
(Decrease) increase in allowance for doubtful accounts	(34)	22
(Decrease) increase in inventory obsolescence reserve	(70)	124
Loss on disposal of equipment	22	—
Change in operating assets and liabilities:
Accounts receivable	348	(72)
Inventories	(280)	381
Prepaid expenses and other current assets	54	24
Accounts payable	201	165
Employee compensation	(331)	145
Deferred income	83	87
Warranty reserve	(49)	(2)
Other current liabilities and accrued expenses	(41)	70
Net cash provided by (used in) operating activities	(113)	375

Cash flows from investing activities:
Purchase of investments	1,239	(1,724)
Purchase of property and equipment and intangible assets	(329)	(124)
Net cash provided by (used in) investing activities	910	(1,848)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	12	10
Proceeds from the exercise of stock options	48	7
Retirement of Common Stock	(8)	(135)
Net cash provided by (used in) financing activities	52	(118)

Net increase (decrease) in cash and cash equivalents	849	(1,591

Cash and cash equivalents at beginning of period	6,943	11,219

Cash and cash equivalents at end of period	$7,792	$9,628

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